Exhibit 99.1

Acer Therapeutics Announces Common Stock Purchase Agreement for up to $15 million with Lincoln Park Capital

NEWTON, MA – April 30, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced it has entered into a common stock purchase agreement for up to $15 million with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor.

Under the terms of the purchase agreement and following the filing and effectiveness of a registration statement, Acer will have the right at its sole discretion, but not the obligation, to sell to LPC up to $15 million worth of shares over the 36-month term of the agreement, subject to various limitations including those under the Nasdaq listing rules. There are no upper limits to the price per share LPC may pay to purchase the shares, and the purchase price of the shares will be based on the then prevailing market prices at the time of each sale to LPC. Acer controls the timing and amount of any future sales of its stock to LPC. There are no warrants, derivatives, financial or business covenants associated with the agreements, and LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Acer’s common stock. Acer may terminate the purchase agreement at any time, at its discretion, without any cost or penalty.

Acer intends to use any net proceeds from the sale of its common stock to LPC for working capital and general corporate purposes. In consideration for LPC entering into the purchase agreement, Acer issued shares of its common stock to LPC as a commitment fee.

Additional information regarding the purchase agreement with LPC is available in the Current Report on Form 8-K that Acer filed today with the Securities and Exchange Commission.

The offer and sale of the securities in the above transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and any applicable state securities laws or an applicable exemption from such registration.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Lincoln Park Capital Fund, LLC

LPC is a long-only institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences and technology. LPC’s investments range from multi-year financial commitments to fund growth to special situation financings to long-

term strategic capital offering companies’ flexibility and consistency. For more information, please visit www.lpcfunds.com.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol), for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate), for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant, for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding possible sales of common stock pursuant to the purchase agreement with LPC and our financing needs are forward-looking statements. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including, without limitation, uncertainties related to our working capital, our ability to carry on our existing operations and to obtain needed financing. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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